CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Sunstock, Inc. (the “Company”) on Forms S-8 (Nos. 333-228153, 333-218930, and 333-213455), pertaining to the Company’s registration of shares of the Employees, Officers, Directors, and Consultants Stock Plan for the Year 2018, 2017, and 2016, respectively, of our report dated June 18, 2019, on our audits of the consolidated financial statements as of December 31, 2018 and 2017, and for each of the years in the two-year period ended December 31, 2018, which report is included in the Annual Report on Form 10-K.

Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA

June 19, 2019